Exhibit 10.2

EXECUTION COPY

EQUITY CONTRIBUTION AGREEMENT

Equity Contribution Agreement, dated as of September 26, 2008 (this “Equity Contribution Agreement”), between Ripplewood Partners II, L.P., a Delaware limited partnership (the “Contributor”), and Interstate Bakeries Corporation, a Delaware corporation (the “Company”).  Any terms used but not defined herein have the meaning assigned to those terms in the Investment Agreement (as defined below).

1.           Equity Contribution Agreement.  To induce the Company to enter into an Investment Agreement, dated as of September 26, 2008 (including the exhibits attached thereto and as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Investment Agreement”), by and between IBC Investors I, LLC, a Delaware corporation (“Parent”), and the Company, pursuant to which Parent agrees to, among other things, purchase shares of New Common Stock and New Convertible Debt, and the Company agrees to issue Series A Warrants to Parent, in each case on the terms and subject to the conditions set forth or referred to in the Investment Agreement, the Contributor hereby unconditionally and irrevocably commits to the Company, on the terms and conditions set forth or referred to herein, to make an equity contribution to Parent in cash to the extent of the payment obligations due from Parent from time to time under the Investment Agreement, including any Parent obligation to pay damages for a breach by Parent of the Investment Agreement (the “Obligations”); provided, however, that the maximum amount payable by the Contributor under this Equity Contribution Agreement shall in no event exceed $130,000,000 (the “Cap”; the Obligations, as limited by the Cap, the “Covered Obligations”), it being understood that the Company will not seek to enforce this Equity Contribution Agreement without giving effect to the Cap.  It is understood and agreed that, in lieu of requiring the Contributor to make an equity contribution to Parent in cash, at the election of the Company, the Contributor will be required to pay directly to the Company the full amount of the Covered Obligations that is due and payable hereunder, in which event such payments shall be credited and applied towards the Covered Obligations and the obligations of the Contributor under this Equity Contribution Agreement (and of Parent under the Investment Agreement) shall be deemed satisfied to the extent of such payments.

2.           Nature of Equity Contribution Agreement.  This Equity Contribution Agreement is an unconditional promise to contribute or to pay up to a specified amount on the terms and conditions set forth or referred to herein and is not a guarantee of payment or collection.  In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Contributor shall remain liable hereunder with respect to the Covered Obligations as if such payment had not been made; provided, however, that the aggregate payments hereunder by the Contributor to all persons shall not in any event exceed the Cap.

3.           Changes in Obligations, Certain Waivers.  The Contributor agrees that the Company may at any time and from time to time, without notice to or further consent of the

Contributor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent, without in any way impairing or affecting the Contributor’s obligations under this Equity Contribution Agreement.  The Contributor agrees that the obligations of the Contributor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or any other person interested in the transactions contemplated by the Investment Agreement; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Investment Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations (including the Contributor’s commitment letter to Parent); (c) any change in the corporate existence, structure or ownership of Parent; (d) any insolvency, bankruptcy, reorganization or other similar proceeding for Parent; (e) the existence of any claim, set-off, right of recoupment or other right that the Contributor may have at any time against Parent or the Company, whether in connection with the Obligations or otherwise; (f) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations; or (g) any assignment by Parent to any other person of its obligations under the Investment Agreement.  To the fullest extent permitted by law, the Contributor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company.  The Contributor waives promptness, diligence, notice of the acceptance of this Equity Contribution Agreement and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligation incurred and all other notices of any kind (except for notices to be provided to Parent and its counsel in accordance with the Investment Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other person interested in the transactions contemplated by the Investment Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its Affiliates, defenses to the payment of the Obligations that are available to Parent under the Investment Agreement (which shall be available to the Contributor under this Equity Contribution Agreement) or breach by the Company of this Equity Contribution Agreement).  The Contributor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Investment Agreement and that the waivers set forth in this Equity Contribution Agreement are knowingly made in contemplation of such benefits.

The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Investment Agreement or the transactions contemplated thereby, against any former, current or future director, officer, employee, agent, advisor, attorney, representative, affiliate, general or limited partner, securityholder, member, manager, trustee or controlling person of the Contributor (or any of their successors or assigns) or any affiliate thereof, or against any former, current or future director, officer, employee, agent, advisor, attorney, representative, affiliate, general or limited partner, securityholder, member, manager, trustee or controlling person of any of the foregoing (or any of their successors or assigns) or any affiliate thereof.  The Contributor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent that arise from the existence, payment, performance, or enforcement of the Contributor’s Covered Obligations under or in respect of this Equity Contribution Agreement or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or right of recoupment or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Covered Obligations shall have been satisfied in full.  If any amount shall be paid to the Contributor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of the Covered Obligations, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Contributor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Covered Obligations, in accordance with the terms and conditions set forth or referred to in the Investment Agreement, whether matured or unmatured, or to be held as collateral for any Covered Obligations thereafter arising.  Notwithstanding anything to the contrary contained in this Equity Contribution Agreement, the Company hereby agrees that to the extent Parent is relieved by the Company of any of its obligations under the Investment Agreement, the Contributor shall be similarly relieved of its obligations under this Equity Contribution Agreement.

4.           No Waiver; Cumulative Rights.  No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other and may be exercised by the Company at any time or from time to time.

5.           Representations and Warranties.  The Contributor hereby represents and warrants that:

(a)           the execution, delivery and performance by the Contributor of this Equity Contribution Agreement have been duly authorized by all necessary action on the part of the Contributor and do not conflict with any provision of (i) the Contributor’s partnership agreement or similar organizational documents, (ii) any contract or agreement to which the Contributor is a party or by which any of its properties or assets is bound or (iii) any law, regulation, rule, decree, order or judgment applicable to the Contributor or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Contributor to perform its obligations under this Equity Contribution Agreement;

(b)           no consent, approval or authorization of, or registration, declaration or filing with, any governmental authority is required to be obtained or made by or with respect to the Contributor in connection with the execution, delivery and performance of this Equity Contribution Agreement, other than such items that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Contributor to perform its obligations under this Equity Contribution Agreement;

(c)           this Equity Contribution Agreement constitutes a legal, valid and binding obligation of the Contributor, enforceable against the Contributor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)           the Contributor has, and will for so long as this Equity Contribution Agreement shall remain in effect in accordance with Section 8 hereof continue to have, the financial capacity to pay and perform its obligations under this Equity Contribution Agreement.

6.           No Assignment.  Neither the Contributor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company (in the case of an assignment by the Contributor) or the Contributor (in the case of an assignment by the Company).  Notwithstanding the preceding sentence, the Contributor may assign all or a portion of its obligations hereunder to one or more other persons; provided, however, that no such assignment under this sentence shall relieve the Contributor of its obligations hereunder.

7.           Notices.  All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed given upon receipt by the parties at the following address (or in each case at such other address for a party as may be specified by such party in like notice):

If to the Contributor:

c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, NY 10020
Attention: Christopher Minnetian, Esq.

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Peter S. Wilson, Esq.

If to the Company:

12 East Armour Boulevard
Kansas City, MO 64111
Attention: Kent Magill, Esq.

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
Attention: J. Eric Ivester, Esq.

8.           Continuing Obligation.  This Equity Contribution Agreement shall remain in full force and effect and shall be binding on the Contributor, its successors and assigns until all of the Covered Obligations have been satisfied in full.  Notwithstanding the foregoing, this Equity Contribution Agreement shall terminate and the Contributor shall have no further obligations under this Equity Contribution Agreement as of the earliest of (i) the Closing, (ii) six months following the termination of the Investment Agreement in accordance with its terms prior to the Closing (the “Six Month Anniversary”); provided, however, that, in the case of this clause (ii), if any suit, action or proceeding arising from this Equity Contribution Agreement has been commenced in any court of competent jurisdiction prior to the Six Month Anniversary, then this Equity Contribution Agreement shall survive the Six Month Anniversary solely with respect to such suit, action or proceeding until final determination thereof by such court, and (iii) contribution by the Contributor to Parent (or, at the election of the Company, payment by the Contributor to the Company) pursuant hereto of an aggregate amount equal to the Cap.  In the event that the Company or any of its Affiliates asserts in any litigation relating to this Equity Contribution Agreement that either the provisions of Section 1 hereof limiting the Contributor’s monetary obligations to the Cap or the provisions of Section 9 hereof are illegal, invalid or unenforceable in whole or in part, (x) the obligations of the Contributor under this Equity Contribution Agreement shall terminate immediately and thereupon be null and void and (y) if the Contributor has previously made any payments under this Equity Contribution Agreement, it shall be entitled to have such payments refunded by the Company.

9.           No Recourse.  The Company acknowledges that Parent’s assets are of a de minimis value and that no funds are expected to be contributed to Parent unless and until the Closing occurs.  Notwithstanding anything that may be expressed or implied in this Equity Contribution Agreement, the Investment Agreement or any document or instrument in connection herewith or therewith or otherwise, and notwithstanding the fact that the Contributor is a partnership, by its acceptance of the benefits of this Equity Contribution Agreement, the Company acknowledges and agrees that (i) it has no right of recovery against, and no personal liability shall attach to, the former, current or future directors, officers, employees, agents, advisors, attorneys, representatives, affiliates, general or limited partners, securityholders, members, managers, trustees or controlling persons of the Contributor or Parent (or any of their successors or assigns) or any affiliate thereof or any former, current or future director, officer, employee, agent, advisor, attorney, representative, affiliate, general or limited partner, securityholder, member, manager, trustee or controlling person of any of the foregoing (or any of their successors or assigns) or any affiliate thereof (collectively, the “Contributor Affiliates”), through the Contributor, Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against the Contributor or any of the Contributor Affiliates, including under the Contributor’s commitment letter to Parent, by or through the Investment Agreement, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to require the Contributor (but not any of the Contributor Affiliates (including any general partner or managing member)) to make a contribution to Parent (or, at the election of the Contributor, payment to the Company) up to the amount of the Covered Obligations under and to the extent provided in this Equity Contribution Agreement, (ii) recourse against the Contributor to cause the Contributor to make a contribution to Parent (or, at the election of the Contributor, payment to the Company) required under this Equity Contribution Agreement shall be the sole and exclusive remedy of the Company and all of its Affiliates, securityholders and creditors against the Contributor and the Contributor Affiliates in respect of any liabilities or obligations arising under, or in connection with, this Equity Contribution Agreement, the Investment Agreement or the transactions contemplated hereby or thereby and (iii) in no event will Parent, the Contributor or any Contributor Affiliates be subject to liability in the aggregate in excess of the Cap for all losses and damages arising under, or in connection with, this Equity Contribution Agreement, the Investment Agreement and the transactions contemplated hereby and thereby.  Nothing set forth in this Equity Contribution Agreement shall be construed to confer or give to Parent or any other person (including any holder of any claim or interest in the Company, any Affiliate of the Company or any person acting in a representative capacity) other than the Company and the Contributor any rights or remedies against any person other than the Company and the Contributor as expressly set forth herein, and except that the Contributor Affiliates shall also have the right to enforce the provisions of this Equity Contribution Agreement.

10.           Governing Law.  This Equity Contribution Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In addition, each of the parties hereto (a) consents to and submits itself to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, in the event that such court does not have or declines to exercise jurisdiction, to the exclusive jurisdiction of the state courts of the State of New York located in the City of New York, Borough of Manhattan, in the event any dispute arises out of this Equity Contribution Agreement, (b) agrees that it will not attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from such court and (c) agrees that it will not bring any action relating to this Equity Contribution Agreement in any court other than the United States District Court for the Southern District of New York or, in the event that such court does not have or declines to exercise jurisdiction, in the state courts of the State of New York located in the City of New York, Borough of Manhattan.

11.           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH

THIS EQUITY CONTRIBUTION AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.           Entire Agreement; Counterparts.  This Equity Contribution Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings and agreements, whether written or oral, among Parent and the Contributor and any of their Affiliates, on the one hand, and the Company and any of its Affiliates, on the other hand, except for the Investment Agreement.  This Equity Contribution Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

13.           Effectiveness of Equity Contribution Agreement.  This Equity Contribution Agreement shall be of no force and effect, and shall not become effective, unless and until the occurrence of both (a) entry of the Investment Agreement Order by the Bankruptcy Court and (b) payment by the Company of all fees due and payable to Parent upon entry of the Investment Agreement Order by the Bankruptcy Court in accordance with the fee letter, dated September 12, 2008, between the Company and Parent.

IN WITNESS WHEREOF, the Contributor and the Company has each caused this Equity Contribution Agreement to be executed and delivered as of the date first written above by its respective officer thereunto duly authorized.

RIPPLEWOOD PARTNERS II, L.P.,

by	RIPPLEWOOD PARTNERS II, GP, L.P., as its General Partner,
	by	RP II GP, LLC, as its General Partner,
		by	/s/ Christopher Minnetian
Name:
Title:

INTERSTATE BAKERIES CORPORATION,

by
/s/ J. Randall Vance
	Name:	J. Randall Vance
	Title:	Senior Vice President, Chief Financial Officer and Treasurer